As filed with the Securities and Exchange Commission on February 22, 2024

Registration No. 333-259444

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Freeline Therapeutics Holdings plc

(Exact Name of Registrant as specified in its charter)

England and Wales	Not Applicable	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Translation of registrant’s name into English)	(I.R.S. Employer Identification Number)

Sycamore House

Gunnels Wood Road

Stevenage, Hertfordshire SG1 2BP

United Kingdom

+44 (0)1438 906870

(Address and telephone number of Registrant’s principal executive offices)

Freeline Therapeutics, Inc.

c/o CT Corporation

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19808

(302) 636-5401

(Name, address and telephone number of agent for service)

With copy to:

Matthew J. Gardella, Esq.

Matthew W. Tikonoff, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

617 542 6000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is being filed by Freeline Therapeutics Holdings plc (the “Registrant”) to withdraw and remove from registration all of the Registrant’s ordinary shares, American Depository Shares (“ADSs”), preference shares, purchase contracts, warrants and/or units (together, the “Securities”), remaining unsold under the Registration Statement on Form F-3 (File No. 333-259444) (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission on September 10, 2021.

On November 22, 2023, the Registrant entered into an Implementation Agreement with Bidco 1354 Limited (“Bidco”), a wholly owned subsidiary of Syncona Portfolio Limited, pursuant to which Bidco agreed to acquire the entire issued and to be issued share capital of the Registrant (other than any treasury shares) not already owned by Syncona Portfolio Limited by means of a scheme of arrangement under Part 26 of the UK Companies Act 2006 (the “Scheme”). On February 12, 2024, the Registrant held a Court Meeting and a General Meeting at which the Registrant’s shareholders approved the Scheme and on February 19, 2024, the High Court of Justice of England and Wales sanctioned the Scheme, after which the Scheme was registered with the UK Companies House on February 20, 2024 and became effective.

As a result of the Scheme, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of the Securities registered but unsold under the Registration Statement as of the date hereof, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on February 20, 2024, the Nasdaq Capital Market filed a Form 25 to delist the Registrant’s ADSs.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on February 22, 2024.

FREELINE THERAPEUTICS HOLDINGS PLC

By:	/s/ Michael J. Parini
Name:	Michael J. Parini
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.